EXHIBIT 16




March 25, 2005

Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Georgia Bank Financial Corporation and, under the date of March 14, 2005, we reported on the consolidated financial statements of Georgia Bank Financial Corporation and subsidiary as of and for the years ended December 31, 2004 and 2003, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004. On March 23, 2005, our appointment as principal accountants was terminated. We have read Georgia Bank Financial Corporation's statements included under Item 4.01 of its Form 8-K dated March 23, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the statements that the Audit Committee of the Board of Directors notified Crowe Chizek and Company LLC that they have been engaged to serve as the Company's independent public accountants, or that the decision to change independent public accountants was made by the Audit Committee, or the statements made in the last paragraph under Item 4.01.

Very truly yours,


KPMG LLP


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